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                                                               Exhibit 99.(d)(2)

                          INVESTMENT ADVISORY AGREEMENT


         THIS AGREEMENT, made this 20th day of August 2003, by and between Advantus Horizon Fund, Inc., a Minnesota corporation (the "Fund") and Waddell & Reed Ivy Investment Company, a Delaware corporation ("Management").

         WITNESSETH:

         1.       INVESTMENT ADVISORY AND MANAGEMENT SERVICES.

         The Fund hereby engages Management, and Management hereby agrees to act, as investment advisor for, and to manage the affairs, business, and the investment of the assets of the Fund.

         The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information, if any, of the Fund and shall conform to the investment objective and policies of the Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the objective and investment policies and restrictions of the Fund, Management shall have the sole and exclusive responsibility for the management of the Fund's portfolio and the making and execution of all investment decisions for the Fund. Management shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of Management to the investment policies of the Fund.

         Management shall, at its own expense, furnish the Fund office space and all necessary office facilities, equipment, and personnel for servicing the investments of the Fund. Management shall arrange for officers or employees of Management to serve without compensation from the Fund as directors, officers, or employees of the Fund if duly elected to such positions by the shareholders or directors of the Fund.

         Management hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than Management should ever occur, Management will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

         In providing the services and assuming the obligations set forth herein, Management may at its expense employ one or more Sub-Advisors, or may enter into such service agreements as Management deems appropriate in connection with the performance of its duties and obligations hereunder. Reference herein to the duties and responsibilities of Management shall include any Sub-Advisor employed by Management to the extent Management shall delegate such duties and responsibilities to the Sub-Advisor. Any agreement between Management and any Sub-Advisor shall be subject to the approval of the Fund, its Board of Directors, and Shareholders as required by the Investment Company Act of 1940 (the "Investment Company Act"), as amended, and such Sub-Advisor shall at all times be subject to the direction of the Board of Directors of the Fund and any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

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2.       COMPENSATION FOR SERVICES.

         In payment for the investment advisory and other services to be rendered by Management hereunder, the Fund shall pay to Management a monthly fee, which fee shall be paid to Management not later than the fifth business day following the end of each calendar month in which said services were rendered. Said monthly fee shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information, if any, of the Fund. The amount of such fee as applied to the average daily value of the net assets of the Fund on an annual rate, shall be as described in the schedule below:

                                                                   ADVISORY FEE AS PERCENTAGE
ASSETS                                                                OF AVERAGE NET ASSETS
------                                                                ---------------------
On the first $1 billion in assets                                             .70%
On the next $1 billion in assets                                              .65%
On all assets in excess of $2 billion                                         .60%

The fee shall be pro rated for any fraction of a month at the commencement or termination of this Agreement.

         3.       ALLOCATION OF EXPENSES.

(a) In addition to the fee described in Section 2 hereof, the Fund shall pay all its costs and expenses which are not assumed by Management. The Fund expenses include, by way of example, but not by way of limitation, all expenses incurred in the operation of the Fund and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of the directors who are not employees of Management or any of its affiliates, expenses of directors' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of redemption of shares, expenses of issue and sale of shares (to the extent not borne by the principal underwriter of the Fund's shares under its agreement with the Fund), expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, charges of custodians, expenses for services of a transfer agent, dividend disbursing (including reinvestment) agent and redemption agent, and bookkeeping, auditing, and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing Prospectuses and reports to shareholders.

(b) The principal underwriter of the Fund's shares shall bear all advertising and promotional expenses in connection with the distribution of the Fund's shares, including paying for Prospectuses and Statements of Additional Information (if any) for new shareholders, shareholder reports for new shareholders, and the costs of sales literature.

         4.       FREEDOM TO DEAL WITH THIRD PARTIES.

         Management shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

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5.       EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

         This Agreement shall become effective on the date of its execution first written above.

         Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the directors who are not interested persons of Management or the Fund, cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, or by Management, upon 60 days' written notice to the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

         Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is the lesser.

         6.       AMENDMENTS TO AGREEMENT.

         This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the directors of the Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be amended without Shareholder approval to the extent such is permitted under then-current regulatory interpretations of the Investment Company Act.

         7.       NOTICES.

         Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

         IN WITNESS WHEREOF, The Fund and Management have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                           Advantus Horizon Fund, Inc.

                           By____________________________________
                                      Dianne M. Orbison
                                      Its President


                           Waddell & Reed Ivy Investment Company

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                           By____________________________________
                                      _________________________
                                      Its _____________________


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